Dynacraft Golf Products, Inc.
                           Subsidiaries of Registrant



Name of Subsidiary          Incorporated In   Doing Business as Name
------------------          ---------------   ---------------------
Pal Joey Custom Golf Inc. (A) Ohio            Pal Joey and Pal Joey Pro Shop
Dynacraft Real Estate  (B)    Ohio            Dynacraft Real Estate Holding Inc.
   Holding Inc.
Diamond Golf International (C)Great Britain   Diamond Golf International (also)
   Limited (C)                                   Dynacraft Europe


(A)     100% owed by Dynacraft Golf Products, Inc.
(B)     100% owed by Pal Joey Custom Golf, Inc.
(C)     51% owed by Dynacraft Golf Products, Inc.





                                   EXHIBIT 21